Exhibit 99.1

Foghorn Therapeutics Provides First Quarter 2026 Financial and Corporate Update
- FHD-909 (LY4050784) Phase 1 dose-escalation trial on track; preclinical combination data with anti-PD-1 antibody demonstrates potential for robust and durable regression with anti-tumor immune memory

- Selective CBP degrader FHT-171 advancing for the treatment of ER+ breast cancer with IND anticipated in 2027

-Selective EP300 degraders with potential in multiple myeloma and other hematological malignancies with IND anticipated in 2027

- Strong balance sheet with cash, cash equivalents, and marketable securities of approximately
$184 million; cash runway into the first half of 2028

WATERTOWN, Mass. -- (GLOBE NEWSWIRE) – May 7, 2026 -- Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a clinical-stage biotechnology company pioneering a new class of medicines that treat serious diseases by correcting abnormal gene expression, today provided a financial and corporate update in conjunction with the Company’s 10-Q filing for the quarter ended March 31, 2026. With an initial focus in oncology, Foghorn’s Gene Traffic Control® Platform and resulting broad pipeline have the potential to transform the lives of people suffering from a wide spectrum of diseases.
“Our lead program, FHD-909, continues to advance through dose escalation in collaboration with Lilly. The trial is enriching for NSCLC patients with SMARCA4 mutations, where outcomes remain especially poor and deteriorate with later lines of therapy,” said Adrian Gottschalk, President and Chief Executive Officer of Foghorn Therapeutics. “At this year’s American Association for Cancer Research (AACR) Annual Meeting, we presented compelling preclinical data demonstrating the potential of FHD-909 in combination with an anti-PD-1 antibody to drive complete, durable tumor regression and anti-tumor immune memory.”
Mr. Gottschalk continued, “Across our wholly owned pipeline, we reported new preclinical data highlighting strong anti-tumor activity and tolerability for our Selective CBP degrader FHT-171 in heavily pretreated ER+ breast cancer models, improved safety and efficacy versus clinical benchmark for our Selective EP300 degrader in multiple myeloma, and robust target degradation with potential for oral bioavailability for our cereblon-based selective ARID1B degraders. Together, these programs expand our reach in difficult-to-treat cancers, and we look forward to sharing further progress throughout the year.”
Program Overview and Upcoming Milestones
FHD-909 (LY4050784). FHD-909 is a first-in-class oral SMARCA2 selective inhibitor that has demonstrated in preclinical studies to have high selectivity over its closely related paralog SMARCA4, two proteins that are the catalytic engines across all forms of the BAF complex. Selectively blocking SMARCA2 activity is a promising synthetic lethal strategy intended to induce tumor death while sparing healthy cells. SMARCA4 is mutated in up to 10% of NSCLC patients and implicated in a significant number of solid tumors. Across lines of therapy, significant unmet needs remain for patients with SMARCA4 (BRG1)-mutant cancers with both poor response rates and short progression-free survival.

•Phase 1 trial on track. Enrollment in the first-in-human Phase 1 multi-center trial of FHD-909 is progressing well. The trial in patients with NSCLC as the primary target population is on track, following the dosing of the first patient in October 2024.
•Robust and durable preclinical data for FHD-909 plus anti-PD-1 antibody. New preclinical data presented at AACR demonstrated complete regression in preclinical syngeneic efficacy models of FHD-909 in combination with an anti-PD-1 antibody, with tumors failing to regrow after dosing halted. An immune memory effect was supported by tumor rejection upon rechallenge in animals treated with FHD-909 plus an anti-PD-1 antibody.
•Pending the decision to move into dose expansion portion of trial, Foghorn and Lilly anticipate evaluating FHD-909 in combination studies in the front-line setting of NSCLC.
Ongoing strategic collaboration with Lilly. Foghorn is collaborating with Lilly to develop novel oncology medicines, including a 50/50 U.S. co-development and co-commercialization agreement for its selective SMARCA2 oncology program that includes both a selective inhibitor and a selective degrader, as well as an additional undisclosed oncology target. The collaboration also includes three discovery programs from Foghorn’s proprietary Gene Traffic Control® platform.
Selective CBP degrader program. Foghorn's Selective CBP degrader targets CBP, an acetyltransferase closely related to EP300. CBP lineage dependencies are established in several cancers, including breast cancer. Attempts to selectively drug CBP have been challenging due to the high level of similarity between the two proteins, while dual inhibition of CBP/EP300 has been associated with dose-limiting toxicities.
•CBPd-171 shows strong therapeutic potential in ER+ breast cancer. New preclinical data for lead Selective CBP degrader CBPd-171 presented at this year’s AACR highlighted strong anti-tumor activity as a monotherapy in PDX models of heavily pretreated ER+ breast cancer, favorable tolerability profile in preclinical in vivo studies, and high selectivity and potent CBP degradation with clear on-target transcriptional effects. A long-acting injectable (LAI) formulation has been optimized for subcutaneous administration on a weekly schedule, supporting convenient and patient-friendly dosing.
•Investigational New Drug (IND)-enabling studies anticipated in 2026 with expected IND in 2027.
Selective EP300 degrader program. Foghorn is developing a Selective EP300 degrader for the treatment of hematological malignancies and prostate cancer. Attempts to selectively drug EP300 have been challenging due to the high level of similarity between EP300 and CBP, while dual inhibition of CBP/EP300 has been associated with dose-limiting toxicities. EP300 lineage dependencies are established in diffuse large b-cell lymphoma (DLBCL), multiple myeloma (MM) and other hematological malignancies.
•EP300 degrader program outperforms clinical benchmark. New preclinical data presented at this year’s AACR for our Selective EP300 degraders highlight the therapeutic potential in multiple myeloma including superior anti-tumor activity with complete responses, compared to clinical benchmark dual CBP/EP300 inhibitor inobrodib, superior safety by body weight loss and platelet counts over dual degradation, and tumor regression in a multiple myeloma xenograft model of acquired pomalidomide resistance.
•IND-enabling studies anticipated in 2026 with expected IND in 2027.

Selective ARID1B degrader program. Foghorn's Selective ARID1B degrader targets and degrades ARID1B in ARID1A-mutated cancers. ARID1A is the most mutated subunit in the BAF complex and amongst the most mutated proteins in cancer. These mutations lead to a dependency on ARID1B in several types of cancer, including endometrial, gastric, gastroesophageal junction, bladder and NSCLC. Attempts to selectively drug ARID1B have been challenging because of the high degree of similarity between ARID1A and ARID1B and the fact that ARID1B has no enzymatic activity to target. ARID1B is a major synthetic lethal target implicated in up to 5% of all solid tumors.
•First-in-class Selective ARID1B degrader program. New preclinical data at this year’s AACR meeting demonstrated robust degradation with potential for oral bioavailability across our cereblon-based Selective ARID1B degraders. Foghorn’s cereblon-based bifunctional degraders achieve selective degradation of ARID1B and modulation of downstream target genes consistent with ARID1B pathway disruption.
•Advancing towards in vivo proof of concept in 2026.
Chromatin Biology and Degrader Platform. Foghorn continues to advance its chromatin biology and degrader platform with investments in long-acting injectables, oral delivery, and induced proximity.
First Quarter 2026 Financial Highlights
•Collaboration Revenue. Collaboration revenue was $3.3 million for the three months ended March 31, 2026, compared to $6.0 million for the three months ended March 31, 2025. The $2.7 million decrease was driven by the timing of work performed under the Lilly Collaboration Agreement.

•Research and Development Expenses. Research and development expenses were $18.3 million for the three months ended March 31, 2026, compared to $21.6 million for the three months ended March 31, 2025. The $3.3 million decrease is attributed to a decrease in Lilly-partnered program costs, decreases in facilities and IT-related expenses, a decrease in FHD-286 costs, and decreases in personnel-related costs partially offset by an increase in early development and other external costs.

•General and Administrative Expenses. General and administrative expenses were $6.6 million for the three months ended March 31, 2026, compared to $7.2 million for the three months ended March 31, 2025. This $0.6 million decrease was primarily due to lower facilities and IT-related expenses.

•Net Loss. Net loss was $19.9 million for the three months ended March 31, 2026, compared to a net loss of $18.8 million for the three months ended March 31, 2025.

•Cash, Cash Equivalents, and Marketable Securities. As of March 31, 2026, the Company had $183.6 million in cash, cash equivalents, and marketable securities, providing cash runway into the first half of 2028.

About FHD-909
FHD-909 (LY4050784) is a potent, first-in-class, allosteric, and orally available small molecule that selectively inhibits the ATPase activity of SMARCA2 (BRM) over its closely related paralog SMARCA4 (BRG1), two proteins that are the catalytic engines across all forms of the BAF complex, one of the key regulators of the chromatin regulatory system. In preclinical studies, tumors with mutations in

SMARCA4 rely on SMARCA2 for their survival. FHD-909 has shown significant anti-tumor activity across multiple SMARCA4-mutant lung tumor models.

About Foghorn Therapeutics
Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying, and validating potential drug targets within the chromatin regulatory system. The Company is developing multiple product candidates in oncology. Visit our website at www.foghorntx.com for more information on the Company, and follow us on X and LinkedIn.
Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the Company’s clinical and preclinical programs, including the ongoing Phase 1 trial evaluating FHD-909 in SMARCA4-mutated cancers, selective CBP and selective EP300 degrader programs, selective ARID1B degrader program and other preclinical product candidates, expected timing of clinical data, expected cash runway, expected timing of regulatory filings, and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks relating to our clinical trials and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$183,631	$158,894
All other assets	38,536	39,209
Total assets	$222,167	$198,103
Deferred revenue, total	$245,887	$249,154
All other liabilities	52,688	57,449
Total liabilities	$298,575	$306,603
Total stockholders’ deficit	$(76,408)	$(108,500)
Total liabilities and stockholders’ deficit	$222,167	$198,103

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Collaboration revenue	$3,267	$5,952
Operating expenses:
Research and development	18,259	21,626
General and administrative	6,581	7,239
Total operating expenses	$24,840	$28,865
Loss from operations	$(21,573)	$(22,913)
Total other income, net	$1,698	$4,079
Net loss	$(19,875)	$(18,834)
Net loss per share attributable to common stockholders—basic and diluted	(0.29)	(0.30)
Weighted average common shares outstanding—basic and diluted	69,540,075	62,848,673

Contact:
Karin Hellsvik, Foghorn Therapeutics Inc.
khellsvik@foghorntx.com